EXHIBIT 5

                                TIME WARNER INC.
                              75 Rockefeller Plaza
                               New York, NY 10019

                             TELEPHONE: 212-484-8000
                             FACSIMILE: 212-333-3987

                                                    December 17, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs:

     I am an Associate General Counsel and Vice President of Time Warner Inc., a Delaware corporation (the "Company"), and I am delivering this Opinion in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $172 million of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Time Warner Inc. Deferred Compensation Plan (the "Plan").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records of the Company and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including (a) the Restated Certificate of Incorporation, as amended, and By-Laws of the Company, (b) the Plan, (c) resolutions adopted by the Compensation Committee and the Finance Committee of the Board of Directors of the Company and (d) the Registration Statement.

     Based upon the foregoing, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

                                              Very truly yours,



                                              Thomas W. McEnerney
                                              Associate General Counsel
                                               and Vice President






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